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                                                                    EXHIBIT 99.1

                                 AUTOCYTE, INC.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS
                                   MARCH 1999

     From time to time, AutoCyte through its management may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

     The Company wishes to caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

     The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events that may cause management to re-evaluate such forward-looking statements.

     In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially form those projected in forward-looking statements of the Company made by or on behalf of the Company.

EARLY STAGE OF DEVELOPMENT; LIMITED SALES TO DATE

     Neither of the Company's two principal products, PREP or SCREEN, has received FDA approval for its principal intended use. The Company's products have produced only limited revenues. Since beginning operations in November 1996, the Company has financed its operations through the private placement and public sales of equity securities, debt facilities and limited product sales. To achieve profitable operations, the Company, alone or with others, must successfully develop, obtain regulatory approval for, introduce, market and sell products. There can be no assurance that the required regulatory approvals will be obtained in a timely manner or at all, that the Company's product candidates can be manufactured at an acceptable cost and with acceptable quality, that any approved products can be successfully marketed or that the Company can successfully establish suitable internal financial controls and other infrastructure necessary to support substantial commercial operations. The Company's failure to successfully market and sell its products would have a material adverse effect on the Company's future revenues and profitability.

UNCERTAINTIES REGARDING FDA APPROVAL

     The Company must obtain approval of PMAs by the FDA before the Company's principal products may be marketed in the United States for their primary intended use. None of the Company's principal products has yet received such approval. A failure or delay in receiving any such approval would have a material adverse effect on the Company's business, financial condition and results of operations. In addition to obtaining approval of the initial PMA, the FDA's regulations require agency approval of a PMA supplement for certain

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changes if they affect the safety and effectiveness of the device, including, but not limited to: new indications for use; the use of a different facility or establishment to manufacture, process or package the device; changes in manufacturing methods or quality control systems; changes in vendors used to supply components of the device; changes in performance or design specifications, and certain labeling changes.

     The process of obtaining FDA approvals of PMAs for medical devices such as the Company's products can be time-consuming, expensive and uncertain, frequently requiring as much as five to seven years or more from the commencement of clinical trials to the receipt of PMA approval. The Company has only limited experience in submitting or pursuing applications necessary to gain FDA approval of a PMA. The Company may encounter unanticipated delays or significant unanticipated costs in its efforts to secure necessary approvals, and there can be no assurance that FDA approval of a PMA will ever be obtained for any of the Company's principal products for any use or that, if obtained, the claims for which the Company is seeking approval will be allowed. The Company's analysis of data obtained from preclinical and clinical studies is subject to confirmation and interpretation by the FDA. The FDA's statistical analyses of the Company's data may yield different results, including results that do not show statistical significance in the FDA's opinion. Such conclusions by the FDA could delay, limit or prevent approval of a PMA. The studies are also subject to evaluation by the FDA for compliance with its good clinical practice ("GCP") requirements. The Company has monitored and audited these studies for compliance with GCP requirements in anticipation of the inspections that the FDA will conduct prior to any approval of the PMA. The audits identified potential issues which the Company addressed by adding additional documentation to its GCP file. In addition, United States legislative or administrative actions also could prevent or delay approval of PMAs for the Company's products. Even if FDA approval of a PMA is obtained, such approval may include significant limitations on the indicated uses for which a product may be marketed. A marketed product also is subject to continual FDA and other regulatory agency review and regulation. Subsequent discovery of previously unknown problems or failure to comply with the applicable regulatory requirements can result in, among other things, fines; the refusal of the FDA to approve PMAs; suspensions or withdrawals of approvals; product recalls; operating restrictions, including total or partial suspension of production, distribution, sales and marketing; injunctions; civil penalties; product seizures and criminal prosecution of the Company, its officers and its employees. The Company's failure to obtain or maintain FDA regulatory approval for its products in a timely manner, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRINCIPAL PRODUCTS

     The Company's success and growth will depend primarily on market acceptance of PREP and SCREEN for their primary intended use in cervical cancer screening by clinical laboratories, third-party payors and health care providers. Market acceptance will depend on the Company's ability to demonstrate to these parties that there are limitations in the conventional Pap smear process of sample collection, slide preparation and screening, and that AutoCyte's products can substantially overcome these shortcomings. There can be no assurance that the Company will be able to successfully demonstrate that use of its products is cost competitive compared to the use of the conventional Pap smear process. Recently, other companies have introduced systems for screening conventional Pap smear slides that such companies claim will substantially improve the likelihood of an accurate diagnosis. The widespread adoption of such systems could impair the Company's ability to market the Company's products and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that clinical laboratories, third-party payors, and health care providers will choose to accept the Company's products as a replacement to conventional Pap smear collection and slide preparation practices or alternative cervical cancer screening systems. Even if the Company's products were to gain market acceptance, sales of the Company's products would depend to a large extent on the availability and level of reimbursement from third-party payors, such as private insurance plans, managed care organizations and Medicare and Medicaid.

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COMPETITION; TECHNOLOGICAL CHANGE

     The cervical cancer diagnostic market is comprised of the widely used conventional Pap smear procedure and alternative technologies, some of which have already received FDA approval and are, in certain cases, considered significantly more effective than the conventional Pap smear for the detection of Low Grade Squamous Intraepithelial (LSIL) and more severe lesions in a variety of patient populations. The Company faces direct competition from a number of publicly-traded and privately-held companies, including other manufacturers of thin-layer slide preparation and automated screen imaging systems. The Company competes on the basis of a number of factors in areas in which the Company currently has limited experience, including manufacturing efficiency, marketing and sales capabilities and customer service and support. The Company's products could be rendered obsolete or uneconomical by technological advances of the Company's current or future competitors, the introduction and market acceptance of competing products or by other approaches. Many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technical resources than the Company, and more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing. In addition, several of these competitors have received third-party reimbursement for their products.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company and its predecessor have incurred substantial losses. The Company's accumulated deficit from inception has resulted primarily from expenses associated with research and development activities, coordination of clinical trials, preparation and submission of the PMA for PREP and general and administrative expenses. The Company anticipates that its research and development and marketing and sales expenses will increase significantly in the future, and it expects to incur substantial losses over the next several years. There can be no assurance that the Company will ever be able to generate significant revenues from the sale of products. Moreover, even if the Company generates significant product revenues, there can be no assurance that the Company will be able to achieve or sustain profitability.

DEPENDENCE ON A LIMITED NUMBER OF PRODUCTS

     The Company anticipates that sales and rentals of PREP and SCREEN for cervical cancer screening will account for the substantial majority of the Company's revenues if and when FDA approvals are obtained. The Company's long-term success will depend, in significant part, on its ability to obtain regulatory approval and achieve market acceptance of PREP and SCREEN in the United States for cervical cancer screening. There can be no assurance that the Company will obtain such regulatory approval and achieve market acceptance for PREP and SCREEN, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF AVAILABILITY OF ADDITIONAL FINANCING

     Prior to being able to sustain its operations from the sale of its products, the Company believes that it may require additional funds, through lease arrangements, debt or equity financings, strategic alliances or otherwise, to manufacture a sufficient inventory of PREP and SCREEN, finance the placement of PREP and SCREEN instruments at customer sites, build the sales and marketing force necessary for market penetration of PREP and SCREEN and other expenses. The Company's future liquidity and capital requirements will depend upon numerous factors, including the progress and scope of clinical trials; the timing and costs of filing future regulatory submissions; the timing and costs required to receive both United States and foreign governmental approvals; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; the extent to which the Company's products gain market acceptance; the timing and costs of product introductions; the extent of the Company's ongoing research and development programs; the costs of training laboratory personnel to become proficient with the use of the Company's products; and, if necessary once regulatory approvals are received, the costs of developing marketing and distribution capabilities and manufacturing sufficient inventories of PREP. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. The Company's inability to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and
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results of operations. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of such securities could result in dilution to the Company's existing stockholders.

DEPENDENCE ON PATENTS, COPYRIGHTS, LICENSES AND PROPRIETARY RIGHTS; RISK OF THIRD-PARTY CLAIMS OF INFRINGEMENT

     The Company relies on a combination of patents, trade secrets, copyrights and confidentiality agreements to protect its proprietary technology, rights and know-how. The Company holds four issued United States patents and corresponding foreign patent applications and has one United States patent application pending, relating to various aspects of the Company's products. There can be no assurance, however, that pending patent applications will ultimately issue as patents or that the claims allowed in any of the Company's existing or future patents will provide competitive advantages for the Company's products or will not be successfully challenged or circumvented by competitors. The Company cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that its products do not infringe any patents or proprietary rights of third parties. There can be no assurance that a court would rule that the Company's products do not infringe such third-party patents or would invalidate such third-party patents. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign its products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its products would have a material adverse effect on the Company's business, financial condition and results of operations.

EXTENSIVE GOVERNMENT REGULATION

     The Company's medical device products and manufacturing facilities are subject to stringent regulation by the FDA and by comparable authorities in other countries. Pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC Act") and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution, sale, marketing, advertising and promotion of medical devices. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or comply with regulatory requirements applicable to the Company's products in the United States or internationally on a timely basis, or at all. The FDC Act strictly prohibits the promotion by a company and any of its distributors of approved medical devices for unapproved uses. Manufacturers of medical devices are subject to strict federal regulations regarding validation and the quality of manufacturing, including compliance with Quality System ("QS," formerly current good manufacturing practice or "GMP") regulations relating to design, testing, control and documentation, among other things. The Company's existing and future manufacturing facilities and manufacturing processes for the Company's products for cervical cancer screening or other applications will be required to comply with these and all other applicable FDA regulations, and with regulations imposed by other governments. Failure to comply with applicable United States and international regulatory requirements can result in the refusal of the relevant government agency to grant premarket approval for devices, suspension or withdrawal of approval, total or partial suspension of production, distribution, sales and marketing, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution of a company and of its officers and employees. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent the Company from obtaining, or affect the cost and timing of, future regulatory approvals or clearances.

     The Company has only limited experience in complying with regulations governing its products and manufacturing facilities. Monitoring and maintaining compliance with government regulations will require substantial resources of the Company and may, at times, divert the attention of employees of the Company from other functions of the Company's operations. Even a temporary suspension of production, distribution, sales or marketing imposed by regulatory authorities could have a material adverse effect on the Company as a result of the loss of business during the period of such suspension and potential damage to the Company's

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reputation with its direct customers, third-party payors, the medical community at large and regulatory authorities. The withdrawal of regulatory approval to market any of the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     Sales of the Company's products for cervical cancer screening in the United States and other countries will depend on the availability of adequate reimbursement from third-party payors such as private insurance plans, managed care organizations and Medicare and Medicaid. There is significant uncertainty concerning third-party reimbursement for the use of any medical device incorporating new technology. There can be no assurance that third-party payors will provide such coverage, that reimbursement levels will be adequate, or that health care providers or clinical laboratories will use the Company's products for cervical cancer screening in lieu of the conventional Pap smear. Reimbursement by a third-party payor depends on a number of factors, including the level of demand by physicians and the payor's determination that the Company's products represent clinical advances compared to current technology, and are safe and effective, medically necessary, appropriate for specific patient populations and cost-effective. Because the up-front, direct costs of using the Company's products will initially be greater than the cost of the conventional Pap smear, the Company will need to convince third-party payors that the overall cost savings to the health care system, resulting from earlier detection of cervical cancer and reduction of unnecessary biopsies and colposcopies through improved specimen adequacy and otherwise, will more than offset the cost of the Company's products. Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process which requires the Company to provide scientific and clinical data to support the use of the Company's products to each payor separately. There can be no assurance that third-party reimbursement will be available for PREP or SCREEN or any other products that may be developed by the Company, or that such third-party reimbursement, if obtained, will be adequate.

INTERNATIONAL SALES AND OPERATIONS RISKS

     The Company is currently selling its products to customers in Australia, Asia and Europe and intends to substantially expand its international sales in the future. While the Company is evaluating marketing and sales channels abroad, including contract sales organizations, distributors and marketing partners, the Company has very limited foreign sales channels in place. There can be no assurance that the Company will successfully develop significant international sales capabilities or that, if the Company establishes such capabilities, the Company will be successful in obtaining reimbursement or any regulatory approvals required in foreign countries. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, changes in applicable laws, less favorable intellectual property laws, longer payment cycles, difficulties in collecting accounts receivable, fluctuations in currency exchange rates and potential adverse tax consequences. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis, if at all, could have a material adverse effect on the Company's international business operations. Additionally, if significant international sales occur, the Company's business, financial condition and results of operations could be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates. There can be no assurance that the Company will be able to successfully commercialize its products or any future products in any foreign market.

LIMITED MARKETING AND SALES RESOURCES

     The Company currently has a limited marketing and sales force. In order to effectively market the Company's products, the Company will need to substantially increase its direct sales force. No assurance can be given that the Company's direct sales force will succeed in promoting the Company's products to clinical laboratories, health care providers or third-party payors, or that additional marketing and sales channels will be successfully established. In addition, due to limited market awareness of the Company's products, the Company will be required to educate health care providers and third-party payors regarding the clinical

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benefits and cost-effectiveness of the Company's products. There can be no assurance that the Company will be able to recruit and retain skilled marketing, sales, service or support personnel or foreign distributors, or that the Company's marketing and sales efforts will be successful. Failure to successfully expand its marketing and sales capabilities in the United States and establish its marketing and sales organization internationally would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's marketing success in the United States and abroad will depend on whether it can obtain required regulatory approvals, successfully demonstrate the cost-effectiveness of the Company's products, further develop its direct sales capabilities and establish arrangements with contract sales organizations, distributors and marketing partners. Failure by the Company to successfully market its products would have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED NUMBER OF CUSTOMERS

     Due in part to a recent trend toward consolidation of clinical laboratories, the Company expects that the number of potential domestic customers for its products will decrease and, therefore, it is likely that a significant portion of the Company's product sales will be concentrated among a small number of large clinical laboratories. The Company will need to foster an awareness of and acceptance by these potential customers of the Company's products and the benefits of those products over the conventional and other alternative methods of sample collection, slide preparation and cervical cancer screening. Furthermore, in order to generate demand for the Company's products among clinical laboratories, the Company will be required to educate physicians and health care providers regarding the clinical benefits and cost-effectiveness of the Company's products as well as to demonstrate to such parties that adequate levels of reimbursement will be available for the Company's products. The Company's dependence on sales to large laboratories may strengthen the purchasing leverage of these potential customers. While Roche and its affiliates (including LabCorp) have been customers for the Company's products, there are no commitments, agreements or understandings in this regard between the Company and Roche or any of its affiliates. There can be no assurance that the Company will be successful in selling its products to large laboratories or that any such sales will result in sufficient revenue to allow the Company to become profitable.

LIMITED MANUFACTURING EXPERIENCE AND CAPACITY

     The Company intends to manufacture its CytoRich(R) line of reagents and stains and assemble or customize certain other components of its PREP, SCREEN and Pathology Workstation products. The Company has limited commercial scale manufacturing experience and capabilities and the Company anticipates it will be required to substantially scale up its manufacturing capabilities and acquire or rent additional manufacturing facilities. There can be no assurance that the Company will be able to recruit and retain skilled manufacturing personnel to establish sufficient manufacturing capability and capacity or manufacture the Company's products in a timely manner, at a cost or in quantities necessary to make them commercially viable, in conformance with QS requirements, or in a manner which otherwise ensures product quality. The Company also anticipates that it will require additional manufacturing capacity for reagents used in its PREP system by the end of 1999. An inability by the Company to increase its manufacturing capacity when required, or to contract with third parties for the manufacture of its products on commercially viable terms, would adversely effect the Company's business, financial condition, and results of operations.

DEPENDENCE ON SINGLE OR LIMITED SOURCE SUPPLIERS

     Certain components of PREP and SCREEN are currently provided to the Company on a single source basis from certain suppliers. In the event that the Company is unable to obtain sufficient quantities of components manufactured by single or limited source suppliers on commercially reasonable terms, or in a timely manner, the Company would not be able to manufacture its products on a timely and cost-competitive basis which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if any of the components of PREP and SCREEN are no longer available in the marketplace, the Company may be forced to further develop its technology to incorporate alternate components. Subject to any contractual limitations on the ability to do so, the Company may seek to establish

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relationships with additional suppliers or vendors for components of its products, although there can be no assurance that it will be successful in doing so. The incorporation of new components, or replacement components from alternative suppliers, into the Company's products may require the Company to submit PMA supplements to, and obtain further regulatory approvals from, the FDA before marketing the products with the new or replacement components. There can be no assurance that such development to incorporate alternative components would be successful or that, if developed by the Company or licensed from third parties, such alternative components would receive FDA approval on a timely basis, or at all.

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